UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 30, 2016 (August 29, 2016)

____________________

National Instruments Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25426	74-1871327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 North MoPac Expressway
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 338-9119
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2016, the Board of Directors ("Board") of National Instruments Corporation ("NI"), appointed Alexander M. Davern as President and Chief Executive Officer of NI, effective January 1, 2017 (the "Effective Date").  Mr. Davern will succeed Dr. James Truchard, who is retiring as President and Chief Executive Officer effective as of the Effective Date. Dr. Truchard will continue to serve as Chairman of the NI Board.

Mr. Davern, age 49, joined NI in February 1994 and currently serves as Chief Operating Officer, Executive Vice President, Chief Financial Officer and Treasurer. He previously served as NI's Chief Financial Officer, Senior Vice President, IT and Manufacturing Operations and Treasurer from December 2002 to October 2010; as Chief Financial Officer and Treasurer from December 1997 to December 2002; as Acting Chief Financial Officer and Treasurer from July 1997 to December 1997; and as Corporate Controller and International Controller from February 1994 to July 1997. Prior to joining NI, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern received his bachelor's degree in Commerce and a diploma in professional accounting from University College in Dublin, Ireland. Mr. Davern is a director of Helen of Troy and Cirrus Logic, Inc., both publicly traded companies. There are no family relationships between Mr. Davern and any director or executive officer of NI, and Mr. Davern has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Davern's appointment, NI entered into an employment agreement with Mr. Davern (the "Agreement").  Under the Agreement, the initial term of Mr. Davern's employment as President and Chief Executive Officer extends from the Effective Date through December 31, 2019, and the term of his employment continues for successive one-year periods thereafter (the "Term").  In his role as President and Chief Executive Officer, Mr. Davern will receive an annual base salary of $700,000 (the "Base Salary"). The Base Salary will be reviewed annually by the Compensation Committee of the Board.  During the Term, Mr. Davern will be eligible to participate in NI's annual incentive program (the "AIP") and receive an annual cash bonus. His initial target annual cash incentive shall be 80% of the Base Salary, subject to subsequent adjustment in accordance with the AIP.

Under the Agreement, the Board shall use its best efforts to cause the appointment of Mr. Davern to the Board no later than January 31, 2017.

Mr. Davern shall receive an initial grant of one hundred and fifty thousand (150,000) restricted stock units ("RSUs") under NI's 2015 Equity Incentive Plan (the "Plan"), which will vest subject to his continued employment with NI (the "Initial Award"). For each calendar year during the Term, Mr. Daven shall be eligible to receive an additional award under the Plan of up to fifty thousand (50,000) RSUs, beginning in April 2017 (the "Annual Awards").

In the event Mr. Davern's employment is terminated either by NI without Cause or by Mr. Davern for Good Reason (as such terms are defined in the Agreement), subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the Agreement, Mr. Davern will be entitled to receive a cash payment (the "Severance Payment") equal to the sum of (i) two times his then-current Base Salary, (ii) two times his target annual cash incentive for the year of termination, and (iii) an amount equal to the cost of COBRA coverage for 12 months. The Severance Payment is payable over a 24 month period. In addition, Mr. Davern would receive accelerated vesting of the number of RSUs that would have vested if Mr. Davern remained employed for an additional twelve months.

If, within 24 months following a Change in Control (as defined in the Agreement), Mr. Davern's employment is terminated by NI without Cause or by Mr. Davern for Good Reason, subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the Agreement, Mr. Davern shall be entitled to receive the Severance Payment in a lump sum and the accelerated vesting of the number of RSUs granted as part of the Initial Award and the Annual Awards that would have vested if Mr. Davern remained employed for an additional 12 months.

Under the Agreement, Mr. Davern is subject to non-competition and non-solicitation covenants for 24 months following a separation from NI for any reason, as well as customary confidentiality covenants.

The foregoing description of the material terms of the Agreement is only a summary and is qualified in its entirety by the terms of the Agreement, a copy of which will be filed with NI's quarterly report on Form 10-Q for the quarter ending September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ DAVID G. HUGLEY
David G. Hugley Vice President & General Counsel; Secretary

Date:  August 30, 2016